Exhibit 10.9

Page 1of 2

August 20, 2004

Mr. Rick Hicks

1188 Old Hickory Rd.

Corona, CA 92882

Dear Rick:

We are excited to offer you the position of Controller. The following is an outline of the offer terms. I will call you to discuss them further:

Title:	Controller, reporting to Jay Johnson

Start Date:	September 9, 2004, or earlier if mutually agreed.

Salary:	Your starting salary will be $100,000.00 annually, paid bi-weekly. Payment of wages will continue throughout the duration of active employment with Metropark.

Special Bonus:	You will be eligible to receive a special bonus in the amount of $10,000.00 on April 15, 2005 subject to being actively employed by Metropark on a continuous basis from your Start Date through the date you receive the bonus and during that period, satisfactorily assuming the duties of the Controller position (discussed in general terms in the last paragraph below).

Stock Option Grant:	We will request that the Compensation Committee approve an option grant, under the Metropark USA, Inc. 2004 Stock Option Plan, of 30,000 shares of Metropark USA, Inc. Common Stock at an exercise price of $0.25 per share. One-fourth of the option shares will vest at the end of 12 months of employment and the balance will vest quarterly during the three years. Upon approval, the term of the grant is for a 10-year period before expiration will be provided with a copy of the Stock Option Plan along with your option agreement for execution.

Medical Insurance:

You will be eligible to participate in our group medical insurance plan (currently with Blue Cross) for salaried, exempt classified employees. The eligibility waiting period for medical insurance is 90 days after your hire date.

The current medical contribution for individual coverage is the company will pay 70% of premium while 50% is company paid for dependent coverage.

At Will Agreement:	Your employment status with Metropark is “at will” meaning that it may be terminated by either you or the Company at any time, with or without cause or notice.

Confidentiality Agreement:	You will be provided with our confidentiality agreement for execution.

Rick—Orv, Lawrence and I enjoyed our recent meetings and our discussions of Metropark, this employment opportunity and your goals and qualifications. We believe that many of your skills will be important to Metropark as we begin opening stores and growing and that you will be a key member of our team. As with any business, we have many challenges but we believe that through our first-class headquarters and store team we can build a unique and profitable new retail concept. As we discussed, your position will initially include responsibilities for general accounting (including supervision of HR, payroll, accounts payable, etc), planning and analysis and development and implementation of systems and procedures for the office, DC and the stores. I will work very closely with you and am confident that you can quickly take a substantial role in finance and accounting functions. Orv, Lawrence, the others on our team and I believe that together, we can build a unique, profitable retail chain are have fun doing so. We can discuss this offer any time. Please call me at the office or my cell [***-***-****].

Sincerely,

Jay A. Johnson, Chief Financial Officer                      acknowledged /s/ Rick Hicks     date _____

* = Redacted information appears on this page.